Exhibit 10.54

                                    AGREEMENT

An agreement between the Correction Officers' Benevolent Association (Association), City of New York 335 Broadway , Suite 515, New York, NY 10013 and Educational Video Conferencing Inc. (EVCI), 35 E. Grassy Sprain Road, Yonkers, NY 10710, wherein the parties agree that EVCI shall offer Criminal Justice and other appropriate College Degree Programs along with continuing professional education to the Association's members, families, and friends.

In order to ensure that members of the Association have adequate time to complete their degree programs, the Association agrees that for a period of five years from the date of this agreement, the Association will, at EVCI's expense, assist EVCI in mailing course schedule and announcement materials to all Association members twice annually by July 1, and November 1. On the first anniversary date of this agreement and every anniversary thereafter, this agreement shall be extended for an additional one-year period. Either party may terminate this agreement by sending to the other written notice of the termination before an anniversary date. In that event, the agreement will continue for the four years remaining in the agreement and terminate at the end of the semester in session then in effect. No materials or communications will be prepared for delivery to Association members without your approval.

EVCI will prepare materials in order to advise the Association's members of educational opportunities available to the members through EVCI and to offer courses and degree programs to the members, subject to the policies and procedures of our education partners. Each participating family will receive a computer free of charge if they enroll and commit to pay for a minimum number of courses, as determined by EVC, leading to an undergraduate or graduate degree, by signing a student enrollment agreement.

The President of COBANYC agrees to support the promotion of this endeavor and the value of higher education through his personal commitment to this program. This commitment could include an appearance in a marketing video developed for this program, comments made in the COBANYC newsletters for members, personal appearance at any news conferences intended to promote this program, interviews with the media or other organizations, and through personal appearances for at least two information sessions intended to generate interest among the members. All activities in support of this program are at the sole discretion of the President of COBANYC.

If you agree to the above, please sign the enclosed copy of this agreement and return it to my attention. I look forward to working with you to open up new educational opportunities for your members.

Agreed and Accepted                                    Agreed and Accepted

                                                       /s/ Norman Seabrook
                                                       -------------------
John J. McGrath, Ph.D.                                 Norman Seabrook
President, EVCI                                        President, COBANYC

/s/ John McGrath, Ph.D.                                    5/30/00
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      Date                                                    Date